Exhibit 99

OG2 Prototype Hardware Functionality Verified Prior to Deorbit

Fort Lee, NJ, October 11, 2012 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced that the single prototype of its second generation of satellites (OG2), launched as a secondary mission payload on the Cargo Re-Supply Services (CRS-1) mission of October 7, 2012, verified various functionality checkouts prior to its deorbit. The OG2 prototype was deployed into a lower orbit as the result of a pre-imposed safety check required by NASA. The safety check was designed to protect the International Space Station and its crew. Had ORBCOMM been the primary payload on this mission, as planned for the upcoming launches, we believe the OG2 prototype would have reached the desired orbit.

Notwithstanding the shortened life of the OG2 prototype, the OG2 program engineering teams from ORBCOMM, Sierra Nevada Corporation and Boeing made significant strides in testing various hardware components. After telemetry and command capability was established, several critical system verifications were performed. The solar array and communications payload antenna deployments were successful, along with verifying the performance of various components of both the OG2 satellite bus and the communications payload. The OG2 satellite bus systems including power, attitude control, thermal and data handling were also tested to verify proper operation. The unique communications payload, which incorporates a highly reprogrammable software radio with common hardware for both gateway and subscriber messaging, also functioned as expected.

These verification successes achieved from the single prototype satellite validate that the innovative OG2 satellite technology operates as designed before launching the full constellation of OG2 satellites. With this verification data, ORBCOMM can focus on completing and launching the OG2 satellites as the primary mission payloads on two planned Falcon 9 launches, the first in mid-2013 and the second in 2014, directly into their operational orbit.

“We appreciate the complexity and work that SpaceX put into this launch,” stated Marc Eisenberg, ORBCOMM’s CEO. “SpaceX has been a supportive partner, and we are highly confident in their team and technology.”

The Company has filed a notice of claim under its launch insurance policy for a total loss of the OG2 prototype. The maximum amount covered by the policy is $10 million, which would largely offset the expected cost of the OG2 prototype and associated launch services and launch insurance.

About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, Asset Intelligence (a division of I.D. Systems, Inc.), Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine; and homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. Through its recently acquired StarTrak Information Technologies, LLC and StarTrak Logistics Management Solutions, LLC (formerly PAR Logistics Management Solutions) businesses, ORBCOMM is an innovator and leading provider of tracking, monitoring and control services for the refrigerated transport market. Under its ReeferTrak®, GenTrakTM, and CargoWatchTM brands, the company provides customers with the ability to proactively monitor, manage and remotely control their refrigerated transport assets. Additionally, ORBCOMM provides Automatic Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to ORBCOMM’s plans, objectives and expectations for future events and include statements about ORBCOMM’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning ORBCOMM’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond ORBCOMM’s control, that may cause ORBCOMM’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in ORBCOMM’s Annual Report on Form 10-K for the year ended December 31, 2011, and other documents, on file with the Securities and Exchange Commission. ORBCOMM undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts
Investor Inquiries:	Media Inquiries:
Robert Costantini	Jennifer Stroud
Chief Financial Officer	Vice President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6305	212-371-5999
costantini.robert@orbcomm.com	jcl@abmac.com